Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	March 28, 2005
BUTLER NATIONAL CORPORATION ANNOUNCES STOCK BUYBACK PROGRAM

Olathe, Kansas March 28, 2005- Butler National Corporation (OTC Bulletin Board "BUKS") a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its board of directors has approved a share repurchase program for up to $500,000 of the company's common stock.

The company expects the purchases would be made using cash from operations. We expect the repurchase would comprise of approximately 500,000 shares of stock, or approximately 1% of the issued and outstanding shares of the company.  The purchases will be made at the discretion of management over an indefinite period and the program may be terminated at any time.

Clark Stewart, President and CEO of Butler National said, "We are very pleased to announce this stock repurchase program. This action signifies the strength of the Company's cash flow from operations. This transaction should have a positive impact on our earnings per share at a time of solid revenue growth and greatly improved earnings. This decision reflects the confidence of management and our Board of Directors in the future of the Company and our commitment to increasing shareholder value."

Our Business:

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Jessica A. Bush, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
Creative Options Communications
jdrewitz@comcast.net

Phone (913) 780-9595 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-